UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 11, 2015

PROOFPOINT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35506	51-0414846
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

892 Ross Drive
Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 517-4710

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this report under the heading “Indenture” is incorporated by reference into this Item 1.01.

Proofpoint, Inc. (the “Company”) estimates that the net proceeds from the offering of the Notes (as defined below) will be approximately $223.4 million after deducting the initial purchasers’ discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes. The Company may also choose to expand its current business through acquisitions of, or investments in, other businesses, products or technologies, using cash or shares of its common stock.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and Indenture (as defined below) described in Item 8.01 of this report are incorporated herein by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this report under the heading “Purchase Agreement” is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

Purchase Agreement

On June 11, 2015, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives (the “Representatives”) of the purchasers named therein (collectively, the “Initial Purchasers”), relating to the Company’s sale of $230 million aggregate principal amount of its 0.75% Convertible Senior Notes due 2020 (the “Notes”) to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A promulgated under the Securities Act. The Company relied upon these exemptions from registration based in part on representations made by the Initial Purchasers. The sale includes the exercise in full by the Representatives of their option under the Purchase Agreement to purchase up to an additional $30 million aggregate principal amount of Notes. The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities under the Securities Act. The Notes and the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Indenture

The Notes were issued pursuant to an Indenture, dated as of June 17, 2015 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (“Wells Fargo”).  The Notes are unsecured, unsubordinated obligations of the Company. The Notes will bear interest at a rate of 0.75% per year, payable in cash semi-annually in arrears beginning on December 15, 2015. The Notes mature on June 15, 2020 unless repurchased, redeemed or converted in accordance with their terms prior to such date.

The Company may redeem the Notes prior to the maturity date, on or after June 20, 2018, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including any additional interest, to, but excluding, the redemption date, if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within 10 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the notes on each applicable trading day.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately.  The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

(1)         default by the Company in any payment of interest, including any additional interest, on any Note when the Note becomes due and payable and the default continues for a period of 30 days;

(2)         default by the Company in the payment of principal of the Notes when due and payable at its stated maturity, upon acceleration, upon optional redemption, upon any required repurchase, or otherwise;

(3)         failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right;

(4)         failure by the Company to give a fundamental change notice or a notice of a specified corporate transaction at the time and in the manner provided in the Indenture;

(5)         failure by the Company to comply with its obligations under the Indenture with respect to a consolidation, merger or sale of assets of the Company;

(6)         failure by the Company to perform or observe any of the covenants or agreements contained in the Notes or the Indenture (other than a default set forth in clauses (1), (2), (3), (4) or (5) above) for a period of 60 days after written notice to the Company from the trustee or to the trustee from the holders of 25% or more in aggregate principal amount of the Notes then outstanding;

(7)         entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any subsidiary of the Company or any of their respective property or assets in an aggregate amount in excess of $20 million, and such judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced;

(8)         default by the Company or any of its subsidiaries under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company (or the payment of which is guaranteed by the Company or any subsidiary of the Company), which default is caused by the failure to pay principal of or premium, if any, on such indebtedness upon its stated maturity, or which default results in the acceleration of such indebtedness prior to its express maturity and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness the maturity of which has been so accelerated, aggregates $20 million or more and such acceleration has not been rescinded or annulled or such indebtedness discharged in full within 30 days; or

(9)         certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries occurs.

The Notes are convertible into cash, shares of Common Stock or a combination thereof, at the Company’s election, at an initial conversion rate of 12.3108 shares of Common Stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $81.23 per share of Common Stock subject to adjustment. Prior to December 15, 2019, such conversion is subject to the satisfaction of certain conditions set forth below.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) or in connection with a redemption are, under certain circumstances, entitled to an increase in the conversion rate. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid interest, including any additional interest, to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes at their option prior to December 15, 2019, in multiples of $1,000 principal amount, only under the following circumstances:

•                  during any calendar quarter commencing after September 30, 2015, if the last reported sale price of Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price of the Notes on each such trading day;

•                  during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of that five day consecutive trading day period was less than 98% of the product of the last reported sale price of Common Stock and the applicable conversion rate of the Notes on such trading day;

•                  upon a notice of redemption in which case, the Company will increase the conversion rate for notes so surrendered for conversion in connection with such redemption notice or pay the accrued and unpaid interest on the notes that are surrendered for conversion up to but excluding the conversion date, subject to certain restrictions; or

•                  upon the occurrence of specified corporate transactions.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated June 17, 2015 between the Company and Wells Fargo (including the form of 0.75% Convertible Senior Notes due 2020).

99.1	Press release dated June 17, 2015 announcing the completion of the Company’s offering of 0.75% Convertible Senior Notes due 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proofpoint, Inc.

Date: June 17, 2015	By:	/s/ Paul Auvil
Paul Auvil
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Indenture dated June 17, 2015 between the Company and Wells Fargo (including the form of 0.75% Convertible Senior Notes due 2020).
99.1	Press release dated June 17, 2015 announcing the completion of the Company’s offering of 0.75% Convertible Senior Notes due 2020.